Exhibit 10.21

INSIGHT HEALTH SERVICES HOLDINGS CORP.
STOCK OPTION AGREEMENT

     THIS AGREEMENT is entered into as of August 12, 2004 (the “Grant Date”) by and between InSight Health Services Holdings Corp., a Delaware corporation (the “Company”), and Michael N. Cannizzaro (the “Optionee”).

     WHEREAS, the Company desires to grant the Optionee a stock option to acquire shares of the Company’s common stock, $0.001 par value per share (“Common Stock”); and

     WHEREAS, the Optionee desires to accept such option subject to the terms and conditions of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the Company and the Optionee, intending to be legally bound, hereby agree as follows:

     1. Grant of Option. As of the Grant Date, the Company grants to the Optionee a nonqualified stock option (the “Option”) to purchase all (or any part) of twenty thousand (20,000) shares of Common Stock (the “Shares”) on the terms and conditions hereinafter set forth. The Option is not intended to be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

     2. Exercise Price of Option. The exercise price (“Exercise Price”) for the Shares covered by the Option shall be $19.82 per share.

     3. Vesting and Exercisability of Option. The Option shall be fully vested and exercisable as of the Grant Date.

     4. Term of Option. The Option shall expire on the tenth anniversary of the Grant Date.

     5. Manner of Exercise of Option.

     (a) The Optionee may exercise the Option by giving written notice to the Company stating the number of Shares (which shall not be less than 100) to be purchased and accompanied by payment in full of the Exercise Price for such Shares. Payment shall be either in cash or by a certified or bank cashier’s check or checks payable to the Company.

     At any time when Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended, the Option may also be exercised by means of a “broker cashless exercise” procedure approved in all respects in advance by the Board of Directors of the Company (the “Board”), in which a broker: (i) transmits the Exercise Price for any Shares to the

Company in cash or acceptable cash equivalents, either (1) against the Optionee’s notice of exercise and the Company’s confirmation that it will deliver to the broker stock certificates issued in the name of the broker for at least that number of Shares having a fair market value equal to the Exercise Price therefore, or (2) as the proceeds of a margin loan to the Optionee; or (ii) agrees to pay the Exercise Price therefore to the Company in cash or acceptable cash equivalents upon the broker’s receipt from the Company of stock certificates issued in the name of the broker for at least that number of Shares having a fair market value equal to the Exercise Price therefore. The Optionee’s written notice of exercise of the Option pursuant to a “cashless exercise” procedure must include the name and address of the broker involved, a clear description of the procedure, and such other information or undertaking by the broker as the Board shall reasonably require. If payment is to be made in whole or in part in Shares underlying the Option, the Optionee shall direct the Company to subtract from the number of Shares underlying the Option, that number of Shares having a fair market value (as determined in good faith by the Board) equal to the purchase price (or portion thereof) to be paid with such underlying Shares. Notwithstanding the forgoing, if a “broker cashless exercise” would be deemed an extension of credit for purposes of the Sarbanes-Oxley Act of 2002 or violate any other law or regulation, Optionee may not exercise the Option in such manner.

     Upon such purchase, delivery of a certificate for paid-up, non-assessable Shares shall be made at the principal office of the Company to the Optionee (or the person entitled to exercise the Option pursuant to Section 7), not more than ten (10) days from the date of receipt of the notice by the Company.

     (b) The Company shall at all times during the term of the Option reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Option.

     (c) Notwithstanding Section 5(a) of this Agreement, the Company may delay the issuance of Shares covered by the Option and the delivery of a certificate for such Shares until one of the following conditions is satisfied: (i) the Shares purchased pursuant to the Option are at the time of the issuance of such Shares effectively registered or qualified under applicable federal and state securities laws or (ii) such Shares are exempt from registration and qualification under applicable federal and state securities laws.

     6. Administration. This Agreement shall be administered by the Board. The Board shall be authorized to interpret this Agreement and to make all other determinations necessary or advisable for the administration of this Agreement. The determinations of the Board in the administration of this Agreement, as described herein, shall be final and conclusive. The Secretary of the Company shall be authorized to implement this Agreement in accordance with its terms and to take such actions of a ministerial nature as shall be necessary to effectuate the intent and purposes thereof.

     7. Non-Transferability of Option. The right of the Optionee to exercise the Option shall not be assignable or transferable by the Optionee otherwise than by will or the laws of descent and distribution, and such Shares may be purchased during the lifetime of the Optionee only by him. Any other such transfer shall be null and void and without effect upon any attempted assignment or transfer, except as hereinabove provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof, or levy of execution, attachment, trustee process or similar process, whether legal or equitable, upon the Option.

     8. Representation Letter and Investment Legend.

     (a) In the event that for any reason the Shares to be issued upon exercise of the Option shall not be effectively registered under the Securities Act of 1933, as amended (the “1933 Act”), upon any date on which the Option is exercised, the Optionee (or the person exercising the Option pursuant to Section 7) shall give a written representation to the Company in the form attached hereto as Exhibit A, and the Company shall place the legend described on Exhibit A, upon any certificate for the Shares issued by reason of such exercise.

     (b) The Company shall be under no obligation to qualify Shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purposes of covering the issuance of the Shares; provided, that the Company will use its reasonable best efforts to comply with any available exemption from registration and qualification of the Shares under applicable federal and state securities laws.

     9. Adjustments upon Changes in Capitalization.

     (a) In the event that the outstanding shares of the Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of the Shares, and the Exercise Price therefore, as to which the Option, to the extent not theretofore exercised, shall be exercisable.

     In addition, unless otherwise determined by the Board in its sole discretion, in the case of a Change in Control (as hereinafter defined) of the Company, the purchaser of the Company’s assets or stock may, in its discretion, deliver to the Optionee the same kind of consideration (net of the Exercise Price for such Shares) that is delivered to the stockholders of the Company as a result of the Change in Control, or the Board may, in its sole determination, cancel the Option, to the extent not theretofore exercised, in exchange for consideration in cash or in kind, which consideration in either case shall be equal in value to the value of those shares of stock or other consideration the Optionee would have received had the Option been exercised (to the extent it has not been exercised) and no disposition of the shares acquired upon such exercise had been made prior to the Change in Control, less the Exercise Price therefore. Upon receipt of such consideration by the Optionee, the Option shall immediately terminate and be of no further force and effect. The value of the stock or other securities the Optionee would have received if the Option had been exercised shall be determined in good faith by the Board. A “Change in Control” shall be deemed to have occurred if (i) any person, or any two or more persons acting as a group, and all affiliates of such person or persons (a “Group”) who prior to such time beneficially owned less than 50% of the then outstanding capital stock of the Company shall acquire shares of the Company’s capital stock in one or more transactions or series of transactions, including by merger, and after such transaction or transactions such person or Group and affiliates beneficially own 50% or more of the Company’s outstanding capital stock, or (ii) the Company shall sell all or substantially all of its assets to any Group which, immediately prior to the time of such transaction, beneficially owned less than 50% of the then outstanding capital stock of the Company.

     (b) Upon dissolution or liquidation of the Company, the Option shall terminate, but the Optionee shall have the right, immediately prior to such dissolution or liquidation, to exercise the Option.

     (c) No fraction of a share of Common Stock shall be purchasable or deliverable upon the exercise of the Option, but in the event any adjustment hereunder of the number of shares covered by the Option shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares.

     10. Rights as a Stockholder. The Optionee shall have no rights as a stockholder with respect to any Shares which may be purchased pursuant to the Option unless and until a certificate or certificates representing such Shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date the stock certificate is issued.

     11. Withholding Taxes. The Optionee hereby agrees, as a condition to any exercise of the Option, to provide to the Company an amount sufficient to satisfy its obligation to withhold certain federal, state and local taxes arising by reason of such exercise (the “Withholding Amount”), if any, by remitting the Withholding Amount to the Company in cash; provided that, to the extent that the Withholding Amount is not so provided, the Company may at its election withhold from the Shares delivered upon exercise of the Option that number of Shares having a fair market value (in the good faith judgment of the Board) equal to the Withholding Amount.

     12. Execution of Stockholders’ Agreement. The Optionee acknowledges that he has previously executed and delivered the stockholders agreement by and among the Company and the stockholders of the Company named therein (the “Stockholders’ Agreement”). The Optionee further agrees that this Agreement, the Option and all Shares acquired by him upon exercise of the Option will be subject to the terms and conditions of the Stockholders’ Agreement, as the same may have been amended or modified in accordance with its terms.

     13. Governing Law. This Agreement shall be governed by the laws of the State of Delaware, without regard to any conflicts of law principles thereof that would call for the application of the laws of any other jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of Delaware, or if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world, whether within or without the State of Delaware.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Optionee has executed this Agreement, all as of the day and year first above written.

INSIGHT HEALTH SERVICES HOLDINGS CORP	OPTIONEE
By: /s/ Brian G. Drazba Name: Brian G. Drazba Title: Executive Vice President and Chief Financial Officer	/s/ Michael N. Cannizzaro Name: Michael N. Cannizzaro Address: 1531 South Telegraph Rd. Lake Forest, IL 60045
Social Security Number: ***-**-****

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